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                              RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (hereinafter referred to as the "Retirement Agreement"), made as of the 29th day of July, 1994 (hereinafter referred to as the "Effective Date"), by and between H. Ray Looney (hereinafter referred to as "Executive") and Ball Corporation (hereinafter referred to as the "Company").

                              W I T N E S S E T H :

     WHEREAS, Executive has been employed by the Company as the President and Chief Executive Officer of the Ball-InCon Glass Packaging Corp. (the "Employer") and as Group Vice President of the Company;

     WHEREAS, Executive and the Company have agreed that Executive's employment with the Company shall terminate on July 29, 1994 (hereinafter referred to as the "Retirement Date"); and

     WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive's employment with the Company and the conclusion of that employment.

     NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

     FIRST: Executive hereby resigns from all offices, titles and positions that he has been appointed or elected to and now occupies with the Employer, the Company and any of the Company's affiliates and shall submit a letter of resignation in the form attached hereto as Exhibit A upon the signing of this Retirement Agreement. Upon the Company's request, Executive shall execute any additional documents necessary to effect such resignations. Executive shall remain an employee of the Company until the Retirement Date. Executive understands and agrees that his employment with the Company and its affiliates shall conclude as of the Retirement Date, and as of the Retirement Date he shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company. Unless otherwise specified, as used in this Retirement Agreement, the term "affiliates" shall include the Employer or any subsidiary, joint venture, division or organization of the Company.

     SECOND: The Company hereby agrees to pay Executive a lump sum payment in the amount of $55,000, less the amount provided in Paragraph Seventh hereof and all applicable withholding taxes, within seven working days of the Retirement Date; and from the Retirement Date through the end of the eighteenth month thereafter (the "Salary Continuation Period"), the amount of $20,833.33 per month, in equal bi-weekly installments in accordance with the Company's normal payroll practices (collectively, the "Salary Continuation Payments"), less all applicable withholding taxes. The Salary Continuation Payments shall commence on August 19, 1994, and the final payment shall be on February 2, 1996. In the event of Executive's death prior to the expiration of the Salary Continuation Period, the Salary Continuation Payments and all other payments provided


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hereunder shall be payable to Executive's designated beneficiary, or if none, to his estate in a single discounted (at an interest rate equal to the prime rate promulgated by the First National Bank of Chicago and in effect as of the date of payment, plus one percent (the "Interest Rate")) lump sum payment and, except to the extent benefits contemplated herein are provided by their terms to heirs and beneficiaries, the Company shall have no further obligations to Executive's beneficiaries under this Retirement Agreement.

     THIRD: Executive acknowledges and agrees that other than as specifically set forth in this Retirement Agreement, he is not due any compensation, including compensation for unpaid salary, unpaid bonus, or accrued or unused vacation time or vacation pay from the Company or any of its affiliates, and as of the Retirement Date, except as provided herein, he shall not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, except that, effective as of the Retirement Date, Executive shall be entitled to receive benefits pursuant to plans of the Company to the extent retirees of the Company are entitled to such benefits in the ordinary course. In addition, Executive shall be entitled to receive benefits that are vested and accrued prior to the Retirement Date pursuant to the plans of the Company or its affiliates.

     FOURTH: The Company agrees to pay Executive incentive compensation for the Company's 1994 fiscal year in an amount equal to the 1994 incentive compensation amount that would otherwise be payable to him under the terms of the Company's Economic Value Added Incentive Compensation Plan (the "Incentive Compensation Plan"), multiplied by a fraction the numerator of which is the number of calendar days from January 1, 1994 until the Retirement Date, and the denominator of which is 365, less all applicable withholding taxes. This amount shall be in lieu of, not in addition to, any other incentive compensation for the 1994 fiscal year previously contemplated by Executive. The entire amount of such incentive compensation earned by Executive for the Company's 1994 fiscal year shall be deferred into the Company's 1989 Deferred Compensation Plan pursuant to the terms of Executive's Deferral and Election Form for 1994 Incentive Compensation dated December 10, 1993; provided, however, that Executive may make such other deferral elections as may be permitted pursuant to the terms of the Company's Deferred Compensation Plans. For purposes of this Paragraph Fourth, Executive's compensation for the Company's 1994 fiscal year shall include the lump sum payment for accrued vacation described in Paragraph Sixth hereof.

     FIFTH: The Company shall pay Executive, within 30 days following the Retirement Date, a lump sum payment of $41,522.03 representing the present value of the benefit that Executive would have been entitled to receive under the Company's Pension Plan for Salaried Employees (the "Pension Plan"), as in effect as of the Retirement Date, had he continued in the employment of the Company through June 30, 1997, minus the present value of the benefit that Executive will be entitled to receive as of the Retirement Date. For purposes of this calculation, present values have been calculated using an interest rate of 7%. All other assumptions and rates necessary for purposes of this Paragraph Fifth have been reasonably determined by the Company.

     SIXTH: The Company agrees to pay Executive, within 30 days following the Retirement Date, a lump sum payment in the amount of $25,961, less all applicable withholding taxes, representing 27 days of accrued vacation, in accordance with the Company's customary practice regarding retirees.


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     SEVENTH:  Executive agrees to purchase the 1991 Lexus Luxury Sedan currently leased by the Company and used by Executive, for its fair market value of $26,412. This amount shall be deducted from the lump sum payment payable under Paragraph Second hereof in payment for this vehicle.

     EIGHTH: The Company agrees to pay the premiums for the post-retirement medical benefits for Executive and his spouse under the Company's retiree medical program, in effect as of the Retirement Date, until the expiration of the Salary Continuation Period.

     NINTH: At all times hereafter, Executive shall maintain the confidentiality of all confidential information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters that are not publicly known outside the Company, and Executive shall not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company.

     Executive has returned or shall within 30 days return to the Company all credit cards, cardkey passes, door and file keys and all confidential reports, files, memoranda, records, software, computer access codes or disks and instructional manuals, and other physical or personal property that he received or prepared or helped prepare in connection with his employment with the Company and its affiliates, and Executive has not retained and shall not retain any copies, duplicates, reproductions or excerpts thereof.

     TENTH: Executive acknowledges that (i) the business in which the Company is engaged is intensely competitive, that the Company needs to protect its good will, and that Executive's employment by the Company has required Executive to have access to and knowledge of highly confidential information of the Company including, but not limited to, certain of the Company's confidential business plans, trade secrets, customer lists, strategies and objectives, which are of vital importance to the success of the Company's business; (ii) the direct or indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do material damage, financial and otherwise to the Company's business; and (iii) Executive's services to the Company have been special and unique.

     Therefore, in consideration of the terms and conditions of this Retirement Agreement, including the compensation to be paid hereunder, Executive agrees that during the Salary Continuation Period, Executive shall not participate in the management of (with or without pay), be employed as an employee of (with or without pay), or act as a consultant (with or without pay), for any competitive business, or engage in any competitive activity. For purposes of this Paragraph Tenth, a "competitive business" shall mean any business operation of any enterprise if such operation or business competes with businesses of the Company in the glass container business in any areas of the United States in which the Company or any affiliate is currently engaged in such business. The parties hereto agree that the provisions of this Paragraph Tenth shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.


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Accordingly, if any portion of this Paragraph Tenth is adjudicated unenforceable in any jurisdiction, such adjudication shall apply only in the particular jurisdiction in which such adjudication is made.

     ELEVENTH: During the Salary Continuation Period, Executive shall not, directly or indirectly, solicit, entice, persuade or induce (or authorize or assist in the taking of any such actions by any third party) any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being hired by Executive or any other person.

     TWELFTH:

     (a) During the Salary Continuation Period, Executive shall not:

         (i) engage in the activities prohibited by Paragraphs Ninth, Tenth and Eleventh above;

         (ii) disparage, orally or in writing, the performance of the Company, the Board of Directors, any director of the Company, any specific former or current officer of the Company or any operating company or the Company's management as a group to any person; or

        (iii) initiate or participate in discussions of Company business matters with officers or directors of the Company or its affiliates other than at the request of an officer of the Company;

Provided, however, that Executive may divulge, discuss or provide the information described in clauses (i) through (iii) above to the extent Executive is compelled by law to do so and, in such event, Executive shall notify the Company immediately upon any request or demand for information, but in any event, no later than two working days after Executive first receives notice of such request or demand. Neither Executive nor his counsel shall voluntarily comply with any such request or demand prior to providing the Company to the extent possible with an opportunity to seek a protective order or pursue any other appropriate remedy.

     (b) If the Board of Directors of the Company reasonably believes, which belief shall not be arbitrary or capricious, that Executive has violated any of the terms referred to in (a), the Company shall have the option of discontinuing Salary Continuation Payments hereunder unless the alleged violation relates solely to (a)(iii). If the violation relates solely to (a)(iii), Salary Continuation Payments shall continue, subject to recovery by the Company if directed by the arbitration panel referred to below. The Company shall immediately notify Executive of the Company's complaints setting forth specifically the allegations. Thereafter Executive shall have twenty (20) days within which to respond in writing to the Board. If the parties agree that the violations have been remedied to the degree that the Company or any of its directors, officers or other executives have not suffered competitive disadvantage or other material damage, financial or otherwise, or that no violation occurred, Salary Continuation Payments shall be resumed retroactively. However, if the parties cannot so agree, within fifteen (15) days of Executive's response, the dispute shall be referred promptly to the American Arbitration Association in accordance with its rules and regulations.


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The arbitration panel shall determine within thirty (30) days of the referral of the matter the seriousness of any alleged breach and render a decision as it deems appropriate, except that the arbitration panel may not reduce or discontinue the payment of vested and accrued retirement payments under the Pension Plan and the SERP; provided, however, that no liability shall be imposed on the Company beyond possible make up of missed Salary Continuation Payments with interest at an annual rate of 7%.

     (c) During the Salary Continuation Period, neither the Company, nor any directors or officers, shall disparage, orally or in writing, Executive; provided, however, that the Company may divulge, discuss or provide the information described above to the extent that the Company is required by law to do so, and, in such event, the Company shall notify Executive immediately upon any request or demand for such information that Executive may seek a protective order or other appropriate remedy.

     THIRTEENTH:

     (a) Executive and the Company, on behalf of themselves, their heirs, executors, administrators, assigns, affiliates, employees and agents do hereby knowingly and voluntarily release, acquit and forever discharge each other and any affiliates, legal representatives, agents, successors and assigns past, present and future directors, officers, employees, trustees and shareholders (collectively, the "Releasees") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever (collectively, the "Actions"), known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date hereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive's employment with the Company or its affiliates and the conclusion thereof, which Executive or the Company, or any of their heirs, executors, administrators, assigns, affiliates, employees and agents ever had, now has or at any time hereafter may have, own or hold against the Releasees. Without limiting the foregoing, by executing this Retirement Agreement, Executive is waiving all Actions against the Company and its related persons arising under federal, state and local labor and anti-discrimination laws, including without limitation the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act, as amended, and the Indiana Civil Rights Act, as amended, and under any purported common law restrictions on the right of a company to terminate the employment of its employees; provided, however, that nothing herein shall release any party from any obligation under this Retirement Agreement, or any claim appropriately brought under any applicable worker's compensation act. In addition, (i) Executive does not hereby waive any benefits vested and accrued prior to the Retirement Date under applicable plans of the Company or its affiliates and Executive is not required to sign this Retirement Agreement in order to receive such vested benefits and (ii) Executive does not hereby waive any benefits under any plans of the Company not specifically addressed elsewhere herein under which retirees of the Company are entitled to benefits in the ordinary course pursuant to the terms of such plans. Executive acknowledges that, in exchange for this release, the Company is providing Executive with a total consideration, financial and otherwise, which exceeds what Executive would have received had Executive not given this


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release.

     (b) Executive and the Company each agree that he or it shall not commence any action or proceeding of any nature whatsoever, and that he or it shall not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his or its behalf, that arises out of the matters released by Executive or the Company under this Retirement Agreement.

     FOURTEENTH: The Company has advised Executive to consult with an attorney of his choosing prior to the signing of this Retirement Agreement and Executive hereby represents to the Company that he has consulted with an attorney prior to the execution of this Retirement Agreement. Executive shall have twenty-one
(21) days to consider the release set forth in Paragraph Thirteenth hereof and once he has signed this Retirement Agreement, Executive shall have seven (7) additional days from the date of execution to revoke the release set forth in Paragraph Thirteenth hereof. Any such revocation shall be made in writing pursuant to Paragraph Seventeenth hereof. If no such revocation occurs, this Retirement Agreement shall become effective eight (8) days from the date of execution by the parties. In the event that Executive revokes the release set forth in Paragraph Thirteenth hereof, all provisions of this Retirement Agreement shall immediately become void and of no effect, any benefits previously paid to Executive pursuant to this Retirement Agreement prior to the date of such revocation shall be immediately repaid to the Company, and the Company shall have no obligations under this Retirement Agreement.

     FIFTEENTH: This Retirement Agreement shall be governed by and construed and enforced under the laws of the State of Indiana, without regard to its conflict of laws rules.

     SIXTEENTH: In the event that any one or more of the provisions of this Retirement Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Retirement Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

          Each of Executive and the Company acknowledges and agrees that (i) the Company would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs Ninth, Tenth, Eleventh or Twelfth herein and (ii) Executive would suffer irreparable injury in the event of breach or violation or threatened breach or violation of the provisions set forth in Paragraph Twelfth. Each of Executive and the Company agrees that, in the event of an actual or threatened breach or violation of such provisions, the Company or Executive, as the case may be, shall be awarded injunctive relief in a court of appropriate jurisdiction to prohibit or remedy any such violation or breach or threatened violation or breach, without the necessity of posting any bond or security, and such right to injunctive relief shall be in addition to any other right or remedy available to the Company or Executive.

     SEVENTEENTH: Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:


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               To Executive at:

               8 Brook Bay
               Mercer Island, Washington  98040


               To the Company at:

               Ball Corporation
               345 South High Street
               Muncie, Indiana  47305-4260
               Attention:  General Counsel

     EIGHTEENTH: This Retirement Agreement sets forth the entire agreement between the parties hereto and may not be changed without the written consent of the parties. This Retirement Agreement supersedes all prior agreements and understandings between the parties, including, but not limited to, the Severance Agreement between Executive and the Company, dated May 14, 1993, which Severance Agreement shall be of no force or effect. The parties may execute this Retirement Agreement in counterparts.

     NINETEENTH: This Retirement Agreement is intended to be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.



          IN WITNESS WHEREOF, the parties have executed this Retirement Agreement as of the date first written above.

H. RAY LOONEY                 BALL CORPORATION


_________________________     By:  ____________________
                                   Name:
                                   Title:

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EXHIBIT A

                                            July 29, 1994




Mr. Alvin Owsley
Chairman of the Board of Directors
Ball Corporation
345 South High Street
Muncie, Indiana  47305


     Re:  Letter of Resignation
          ---------------------

Gentlemen:

          Effective as of the effective date of the Retirement Agreement, I am resigning from all offices, titles and positions that I have been appointed or elected to and now occupy with Ball Corporation and Ball-InCon Glass Packaging Corp. and any of their respective affiliates, subsidiaries, joint ventures, divisions or organizations.

                              Very truly yours,



                              H. Ray Looney